Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Carl Wertz
Operator:
Good morning and welcome to Diodes Incorporated’s second quarter 2009 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday August 6, 2009. I would now like to turn the call to Leanne Sievers of Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good morning and welcome to Diodes’ second quarter 2009 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Richard White; Senior Vice President of Sales and Marketing, Mark King; and Vice President of Finance and Investor Relations, Carl Wertz.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 6, 2009. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
I am pleased to report Diodes’ strong second quarter financial results. Revenue exceeded our guidance and increased 33 percent sequentially to about $104 million. Demand and order rates continued to improve throughout the quarter, as production was ramped on previous design wins at new customers and new products were introduced for new applications at existing customers. Revenue in Asia increased 42 percent from last quarter as we increased market share at current and existing customers for our products utilized in LCD TVs and LCD panels, set-top boxes, mobile handsets and notebooks.
Also during the quarter, our packaging output was man-power limited. Therefore, we continually hired people throughout the quarter to improve our equipment utilization at our packaging operations resulting in solid margin growth during the quarter. Gross margin was 26.3 percent for the quarter, which is a 770 basis point improvement over the first quarter gross margin of 18.6 percent. As the broader economic environment and demand continues to strengthen, we expect our margins will improve further as a result of increased factory utilization, at our wafer fabs and packaging facilities.
Also notable in the quarter, we realized the full benefit of the cost saving initiatives that we began implementing late last year in response to the global economic environment. As a result, operating expenses were held effectively flat compared to first quarter levels, which contributed to our achievement of profitability on a non-GAAP basis in the second quarter. Due to the recent improvements in the economy and the significant improvements in the Company’s performance, we cancelled the temporary cost reduction efforts, including forced vacations and salary reductions.
During the quarter, our continued efforts to reduce our capital expenditures as well as our inventory levels, together with other efforts, resulted in positive cash flow from operations, positive free cash flow and positive net cash flow. Capital expenditures were $5.1 million in the second quarter, remaining significantly below our 2008 quarterly run rate of approximately $13 million. Year-to-date, capital expenditures totaled approximately $9.6 million. We also further improved our balance sheet during the quarter, including continued debt reduction resulting from an additional $15 million buy-back of Convertible Senior Notes for common stock. In total, we have repurchased approximately $71 million of our Convertible Senior Notes thus far. Additionally, we further reduced inventory by $3 million over the first quarter, and $19 million from the beginning of the year.
Based on our current estimates, we believe these positive trends will continue into the third quarter, driven by further increases in demand and market share in Asia, as well as additional improvements in North America and a slight recovery in Europe. We also expect further improvements in profitability driven by higher revenue and continued improvement in factory utilization, while generating positive GAAP earnings and cash flow in the third quarter.
I am very pleased with our Company’s results. I believe our decisive actions taken in response to the global market conditions, combined with our continued focus on new product development and design wins, have resulted in a stronger overall financial position and improved profitability for Diodes.
With that, I will turn the call over to Rick to discuss our second quarter financial results and third quarter guidance in more detail.
Rick White, CFO
Thanks, Dr. Lu, and good morning everyone.
As Dr. Lu mentioned, Revenue was $103.9 million, a 33 percent increase compared to the $78.1 million last quarter and a 10.4 percent reduction from the $116.0 million reported in the second quarter of 2008. Our results exceeded expectations due to continued improvements in demand and order rates, primarily in Asia, as well as the further ramping of new design wins.
Gross profit for the second quarter of 2009 was $27.4 million, or 26.3 percent of revenue, compared to $14.5 million, or 18.6 percent, in the first quarter of 2009 and $39.6 million or 34.1 percent in second quarter of 2008. As Dr. Lu mentioned, this represents a 770 basis point increase primarily attributable to a significant improvement in utilization at our packaging operations. Our capacity utilization during the quarter was approximately 75 percent. ASPs in the quarter were on average stable due to tightened capacity.
We expect utilization at our packaging facilities to continue to improve in the third quarter to approximately 90 percent and have room for continued improvement at our wafer fabs.
Selling, General and Administrative expenses for the second quarter were approximately $15.2 million, or 14.7 percent of revenue, which was a significant decrease on a percent of revenue basis from the $16.1 million, or 20.6 percent of revenue, in the first quarter.

Research and Development expenses for the second quarter were $5.4 million, or 5.2 percent of revenue, which was comparable on an absolute dollar basis to the $5.3 million, or 6.8 percent of revenue, in the first quarter. We plan to invest in R&D at similar levels while remaining conscious of market conditions.
Total operating expenses amounted to $21.5 million, which was within our expected range and comparable to the previous quarter reflecting the completion of our cost reduction initiatives. We expect the third quarter operating expenses to be comparable to the second quarter on a percent of revenue basis.
Total other expense amounted to $3.1 million for the second quarter.
Looking first at interest income and expense, we had $1.3 million of interest income, primarily related to our portfolio of auction rate securities and interest expense of $1.9 million primarily related to our Convertible Senior Notes stated rate and our loan for the acquisition of Zetex.
During the second quarter of 2009, we recorded a pre-tax, non-cash amortization of debt discount of approximately $2.3 million in accordance with APB 14-1. As we stated last quarter, effective January 1, 2009, APB 14-1 requires us to separately account for a liability and equity component of our Convertible Notes, which reflects an estimated non-convertible borrowing rate of 8.5 percent. We expect this additional pre-tax amortization to amount to approximately $2.1 million per quarter or $8 to 9 million for the full year of 2009.
In addition to interest income, interest expense and amortization of debt discount, also included in the total $3.1 million other expense was a $1.5 million gain on forgiveness of debt, partially offset by $2.0 million in foreign exchange losses related to forward currency contracts that were part of the Zetex acquisition.
Turning to income taxes, we recorded a net income tax expense of approximately $5.2 million for the second quarter, which includes $4.9 million of non-cash book tax expense related to our first quarter repatriation of $28.5 million in accumulated earnings from one of our Chinese subsidiaries. The non-cash income tax expense from the repatriation of accumulated earnings more than offset the tax benefit from our year-to-date GAAP net loss.
Looking at the remainder of 2009, and even though we expect continued improvement in net income before income taxes and noncontrolling interest, which we refer to as PBT, we expect income tax expense to be a relatively nominal amount of zero to four percent. This is due to the fact that we have recorded, in the first half of 2009, all of the non-cash tax expense related to the first quarter repatriation of earnings. In addition, our earnings in Asia are taxed at lower income tax rates, while our losses in the

U.S. generate a tax benefit at higher income tax rates, which offset each other. For 2010, with the phasing out of the preferential tax rates at our Shanghai operations we now expect our income tax rate to range between 15 to 25 percent.
Second quarter GAAP net loss was $3.0 million, or negative ($0.07) per share, which included, among other items the $4.9 million of non-cash income tax expense related to the repatriation of earnings that I just spoke about.
Non-GAAP adjusted net income was $2.5 million, or positive $0.06 per share, which excluded net of tax, non-cash interest expense related to the amortization of debt discount of $1.4 million, non-cash acquisition related intangible asset amortization costs of $800,000, gain on forgiveness of debt of $1.3 million, non-cash income tax expense related to the repatriation of earnings of $4.9 million and nominal amounts for restructuring charges and a loss on the extinguishment of debt. We have included in our earnings release a reconciliation of GAAP net loss to adjusted net income, which provides additional details.
Cash flow for the second quarter amounted to $17.8 million from operations, $12.8 million of free cash flow and $16.3 million of net cash flow. Year-to-date, cash flow from operations is $24.6 million, free cash flow is $15.2 million and net cash flow is $6.0 million, including the repurchase, for cash, of $9.6 million par value Convertible Notes.
Turning to the balance sheet, at the end of the second quarter, we had $429.3 million in cash and short-term investments, consisting of approximately $109.5 million in cash and $319.8 million in short-term investments. During the second quarter, $319.8 million of par value auction rate securities and the related “no net cost” loan of $211.9 million were re-classified as short-term investments and current liabilities, respectively, because the auction rate securities can be put back to UBS at par on June 30, 2010 under the previously disclosed settlement. Our working capital at quarter-end was approximately $323 million. Long-term debt, including the Convertible Senior Notes, which are redeemable in October 2011, was approximately $142 million.
Now turning to Inventory, at the end of the second quarter, inventory was approximately $80 million, which was a decrease of about $3 million from the first quarter and a $19 million decrease from the beginning of the year. These reductions highlight our successful initiative to materially reduce inventory levels. Inventory days were 96.
Accounts receivable was $85.7 million. A/R days improved from 82 in the first quarter to 67 days in the second quarter.
Capital expenditures were $5.1 million for the second quarter, which was below our original estimate of $6 to 7 million for the quarter. CapEx year-to-date is $9.4 million. During the quarter, we invested in new equipment to balance our manufacturing lines due to a change in product mix towards more complex devices as a result of the ramp of our analog and Zetex products. As we look toward the future, we expect our capital expenditures in the third quarter will be $8 to 12 million.
Depreciation and amortization expense for the second quarter was $11.8 million.
Turning to our Outlook...
Looking at the third quarter of 2009, as Dr. Lu stated, we expect our business will continue to grow and that we will achieve further financial improvements to the strong results we recognized in the second quarter. We estimate that third quarter revenue will increase 10 to 15 percent sequentially, and gross margin is expected to be approximately 28 to 32 percent as we continue to benefit from further improvements in factory utilization. In terms of operating expenses, we rescinded the previous temporary cost reduction actions and expect operating expenses to be comparable to the second quarter on a percent of revenue basis. Our income tax expense is expected to be a relatively nominal amount of zero to four percent.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good morning.
As Dr. Lu and Rick mentioned, our strong second quarter results reflected the continued increases in demand for our products utilized in LCD TVs, mobile handsets, set-top boxes and notebooks. Additionally, our continued focus on new product development and our high level of design win activities resulted in an increase in market share, specifically in Asia. We have seen strong gains and new customer penetration over the past two quarters in hall sensors and MOSFETs for mobile handsets, netbooks, and notebooks. As we stated approximately one year ago, it was our goal to further penetrate the cell phone market, and I am pleased to report that we have greatly expanded our content in cell phones over that time and are starting to see an impact on revenue. We continue to expect a high rate of adoption in the third quarter resulting in further penetration of this high growth market. We also saw expanded production in Q2 of new design wins for our SBR products over a broad-base of applications and end equipments.
We continued our efforts to reposition worldwide channel inventory for future growth during the quarter. Inventory was down 5 percent in Q2 and 28 percent year to date, and we expect it to remain flat in the third quarter. Regarding pricing, ASPs were on average stable due to tightened capacity, while average unit costs were down due to improved utilization. As mentioned previously, we significantly improved loading at our manufacturing facilities, which we expect will continue in the third quarter and further benefit margins.

In terms of our segment breakout, computing and consumer each represented 32 percent of revenue, with industrial at 18 percent, communications 15 percent and automotive 3 percent.
In regards to geographic breakout, Asia represented 77 percent of total revenues. Asia revenue increased 42 percent from the first quarter driven by overall improvements in demand for notebook, netbook, panel, and market share gains in China local-branded LCD TVs and mobile phones. After sharp declines in distributor inventory in the first quarter, inventory was flat and POS roughly matched POP for the quarter. Distributor inventory is approximately 1 to 1 1/2 months and is expected to remain flat. Design activity was strong and increased over the first quarter.
In the third quarter, we expect to see continued growth in panel and LCD TVs, notebook and netbooks and China-local mobile phones.
In North America, sales represented 14 percent of total revenues and increased 25 percent over the first quarter. OEM sales were up 7 percent driven by solid gains in the lighting sector and increases in smart phone revenues driven by recent design wins. Distributor POS was higher than distributor POP in the quarter and inventory declined another 4 percent. Industrial accounts, both direct and through the channel, remained relatively flat during the quarter as a result of the continued slowdown in the housing market.
Design activity accelerated significantly in the second quarter highlighted by 34 analog wins, 1 hall sensor, 6 LED drivers, 4 SBRs and 21 MOSFETs.
Sales in Europe accounted for 9 percent of revenues in the second quarter and decreased approximately 10 percent from the first quarter. Distributor sales were down 16 percent as distributors continued to reduce inventory. Channel inventory decreased 20 percent quarter-over-quarter and POS was up slightly. OEM sales remained flat over the previous quarter but showed a positive trend going into the third quarter. Direct sales to automotive customers recovered by 17 percent after a flat first quarter, while direct sales to consumer customers again remained flat and sales to industrial customers continued to decline. Overall design activity increased significantly with the value of new design wins more than doubling from the first quarter.
Although the third quarter is typically impacted by the summer holiday closures at many manufacturing sites, we expect improvements in the third quarter for our consumer accounts in Europe and a more stabilized business with automotive customers.
Now turning to new products, new product revenue increased approximately $4 million from last quarter and represented 15.5 percent of sales, which was comparable to last quarter on a percent of revenue basis. The dollar increase was primarily due to increases in SBR products and discretes, particularly MOSFETs.
During the second quarter, we released 83 new products, consisting of 37 analog products across 6 device families and 46 discrete, which included 30 MOSFETs, 7 transistors and 9 SBR® devices. Our continued focus on new product development further broadened the range of devices introduced in the quarter. The 30 MOSFET devices were for battery pack, portable, computing and LCD TV backlighting applications. Our MOSFET business has continued to expand with new business being won through design-in opportunities.
Also during the quarter, we introduced a miniature, precision current monitor that is the market’s smallest solution size for battery current measurement in portable applications. Packaged in a thin 4-pin DFN package, this current monitor supports system management functions while extending active run times. The device helps reduce power drain to prolong battery life and suits a broad range of battery cell configurations. Typical uses include battery charging, battery capacity measurement, and over-current monitoring in applications, including PDAs, mobile and smart phones.
Additionally, we expanded our LED driver family with the introduction of a cost-effective and small form factor solution for small LCD screens used across a wide range of portable consumer electronics. This family of high-efficiency, DC-DC boost white LED drivers is specifically designed for providing uniform LED backlighting to LCD screens measuring up to 5 inches. Targeted applications include personal navigation devices, digital photo frames, MP3 players, PDAs and digital cameras.
In terms of global design wins, in-process design activity was at its highest level in recent quarters with wins at 175 accounts globally: 90 wins at 68 customers in Asia, 94 wins at 52 customers in North America and 75 wins at 55 accounts in Europe. Design wins and in-process design activity were broad-based in both product and end equipment.
Our expanding MOSFET line was the most active with key wins in mobile handsets and smartphones, notebooks, netbooks and automotive with 32 active projects. SBR had 23 active projects, including a key solar power design win. Additionally, we had 20 new projects for Lighting and 16 new projects for USB power switches with several volume production orders placed on new wins from the first quarter.
In summary, I believe our continued focus on new product development and design win activities during this tough economic environment has been a contributing factor to our strong results and growth during the quarter. Additionally, our decisive cost reduction efforts have allowed us to maintain expenses in order to improve profitability as revenue grows. We have also effectively capitalized on the operational and product synergies from our acquisition of Zetex that will continue to materialize in our future results. Moving forward, we remain focused on further ramping new product design wins, while expanding market share at new and existing customers. I believe our proven business and product strategies will continue to produce profitable growth as the economy improves further.
With that, we will open the call for questions — Operator?